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Exhibit 3.7

AMENDMENT NO. 3
TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MARKWEST ENERGY GP, L.L.C.

        This Amendment No. 3 (this "Amendment No. 3") to the Amended and Restated Limited Liability Company Agreement of MarkWest Energy GP, L.L.C. (the "Company"), dated as of May 24, 2002, as amended by Amendment No. 1 to the LLC Agreement effective December 31, 2004 and Amendment No. 2 to the LLC Agreement effective January 15, 2005 (the "LLC Agreement"), is hereby approved and adopted by the undersigned Members of the Company in accordance with Sections 6.8(b) and 18.1 of the LLC Agreement, to be effective February 21, 2008. Capitalized terms used but not otherwise defined herein shall have the meanings given to than in the LLC Agreement.

RECITALS

        WHEREAS, Section 18.1 of the LLC Agreement provides that the LLC Agreement may be amended pursuant to any amendment that is approved by Members holding a majority of the total Membership Interests outstanding;

        WHEREAS, Section 6.8(b) of the LLC Agreement provides that, for so long as any Class A Membership Interests are outstanding, the vote or written consent of the Class A Members shall be necessary for effecting or validating any amendment of the LLC Agreement and to increase the authorized number of members on the Board;

        WHEREAS, the undersigned beneficially owns all of the outstanding Class A Membership Interests and 89.7% of the total outstanding Membership Interests;

        WHEREAS, Amendment No. 1 to the LLC Agreement was entered into effective December 31, 2004;

        WHEREAS, Amendment No. 2 to the LLC Agreement was entered into effective January 15, 2005;

        WHEREAS, the undersigned desires to further amend the LLC Agreement in certain respects, including to increase the authorized number of members on the Board.

AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and acting pursuant to the power and authority granted to them under Sections 18.1 and 6.8(b) of the LLC Agreement, the undersigned hereby agrees as follows:

        1.    Article 1.    Article 1 of the LLC Agreement is hereby amended by deleting the definitions of "Conflicts Committee" and "Conflicts Director" and adding the following definitions in their respective alphabetical order:

    "Limited Partner" shall have the meaning defined in the Partnership Agreement.

    "Voting Units" shall have the meaning defined in the Partnership Agreement.

        2.    Section 6.8(c).    Section 6.8(c) of the LLC Agreement is hereby deleted in its entirety.

        3.    Section 7.2.    Section 7.2 of the LLC Agreement is hereby amended and restated in its entirety as follows:

          "7.2    Number; Election; Tenure.

          (a)    The number of directors constituting the Board shall not be less than seven (7) and not more than eleven (11) (each a "Director" and, collectively, the "Directors") as shall be established from time to time by a resolution adopted by a majority of the Directors; provided, however, that no decrease shall shorten the term of any incumbent Director.

          (b)    The Directors shall be elected by the Limited Partners in accordance with the terms of the Partnership Agreement. Unless otherwise previously elected at a special meeting of the Limited Partners, at each annual meeting of the Limited Partners, Directors shall be elected to hold office until the next annual meeting of the Limited Partners.

          (c)    Each Director shall hold office for the term for which such Director is elected and thereafter until such Director's successor shall have been duly elected and qualified, or until such Director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining Directors then in office. A Director may be removed only for cause and only upon a vote of the majority of the remaining Directors then in office.

          (d)    As of February 21, 2008, the Board shall consist of ten (10) Directors. Until the next annual meeting of the Limited Partners, the Directors of the Company shall be John M. Fox, Keith E. Bailey, Michael L. Beatty, Charles K. Dempster, Donald C. Heppermann, William A. Kellstrom, Anne E. Mounsey, William P. Nicoletti, Frank M. Semple and Donald D. Wolf."

        4.    Section 7.6.    Section 7.6 of the LLC Agreement is hereby amended and restated in its entirety as follows:

          "7.6    Action by Consent of the Board.    Any action required or permitted to be taken at a meeting of the Board, may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Directors. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of the Directors at a meeting duly called and held."

        5.    Section 7.9(d).    Section 7.9(d) of the LLC Agreement is hereby deleted in its entirety.

        6.    Section 7.12.    Section 7.12 of the LLC Agreement is hereby amended by deleting the last sentence of this Section 7.12.

        7.    Exhibit A.    Exhibit A to the LLC Agreement is hereby amended by replacing Exhibit A in its entirety with the Exhibit A attached hereto.

        8.    Governing Law.    This Amendment No. 3 shall be governed by, and construed and interpreted in accordance with, the law of die State of Delaware, without giving effect to its conflict of law principles.

        9.    Ratification.    In all other respects, the LLC Agreement is hereby ratified and confirmed and shall remain in full force and effect.

[Signature Page to Follow]

        IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 3 to the Amended and Restated Limited Liability Company Agreement of MarkWest Energy GP, L.L.C., effective as of the date first written above.

MARKWEST HYDROCARBON, INC.
By:	/s/ NANCY K. BUESE Nancy K. Buese Senior Vice President and Chief Financial Officer
Address:	1515 Arapahoe Street Tower 2, Suite 700 Denver, Colorado 80202 (303) 925-9200 (phone) (303) 290-8769 (facsimile)
100% Class A Membership Interests and 89.7% Membership Interests

EXHIBIT A

Name	Percentage of Membership Interest
Mark West Hydrocarbon, Inc.	89.7% Class A Membership Interest
MarkWest Energy Partners, L.P.	10.3% Class B Membership Interest

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  Exhibit 3.7
AMENDMENT NO. 3 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MARKWEST ENERGY GP, L.L.C.
RECITALS
AGREEMENT
EXHIBIT A